Rule 424(b)(3)
                                               File No. 333-29677

Pricing Supplement No. 0161                  Dated: July 10, 1997
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
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                              GENERAL
__________________________________________________________________

Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): July 30, 1997
Maturity Date: July 30, 2012
Agent: Smith Barney Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):

The rate of interest on the Note will be as follows:

  From and including  To, but excluding   Rate Per Annum
  ------------------  -----------------   --------------
  July 30, 1997       July 30, 1998       7.00%
  July 30, 1998       July 30, 1999       7.00%
  July 30, 1999       July 30, 2000       7.05%
  July 30, 2000       July 30, 2001       7.10%
  July 30, 2001       July 30, 2002       7.15%
  July 30, 2002       July 30, 2003       7.20%
  July 30, 2003       July 30, 2004       7.25%
  July 30, 2004       July 30, 2005       7.30%
  July 30, 2005       July 30, 2006       7.35%
  July 30, 2006       July 30, 2007       7.40%
  July 30, 2007       July 30, 2008       7.45%
  July 30, 2008       July 30, 2009       7.50%
  July 30, 2009       July 30, 2010       8.00%
  July 30, 2010       July 30, 2011       9.00%
  July 30, 2011       Maturity Date       10.00%

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on January 30 and July 30 of each year, commencing January 30, 1998, through and including the date of Maturity (each, an "Interest Payment Date"), and the Regular Record Date in respect of each Interest Payment Date will be the 15th day (whether or not a Business Day) of the month in which such Interest Payment Date occurs.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): Each Interest Payment Date excluding the
    Maturity Date, commencing July 30, 1999
  Redemption price(s): 100% of the principal amount of the Note Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.